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                                 [LETTERHEAD]



March 22, 2000

MR. JAMES ROBERTS
TELECOM WIRELESS CORP.
5299 DTC BLVD., SUITE 1120
ENGLEWOOD, CO 80111
303-416-4000


RE: OPTION/CONSULTING AGREEMENT FOR TELECOM WIRELESS CORP. (OTC BB: NOYR)


On behalf of The Wall Street Trading Group, Inc. ("WSTG"), I submit the following proposal to you whereby WSTG will:

1. Utilize a proprietary network of contacts in the financial community in an attempt to broaden the institutional investor base and increase public awareness of Telecom Wireless Corp. (OTC BB: NOYR), thereby potentially enhancing share value and stock liquidity.

As compensation, Telecom Wireless Corp. (OTC BB: NOYR) hereby agrees to the following:

1. Immediately assign to WSTG an option to purchase two hundred fifty thousand (250,000) free trading shares of NOYR stock at 6 1/2 per share. Option will expire on March 21, 2001 (Option Expiration Date).

2. Immediately assign to WSTG an option to purchase two hundred fifty thousand (250,000) free trading shares of NOYR stock at 7 1/2 per share. Option will expire on March 21, 2001 (Option Expiration Date).

3. Immediately assign to WSTG an option to purchase two hundred fifty thousand (250,000) free trading shares of NOYR stock at 8 1/2 per share. Option will expire on March 21, 2001 (Option Expiration Date).

4. Immediately assign to WSTG an option to purchase two hundred fifty thousand (250,000) free trading shares of NOYR stock at 9 1/2 per share. Option will expire on March 21, 2001 (Option Expiration Date).

All controversies, causes of action, and equitable claims arising out of or relating to this letter of understanding, or the business dealings between the parties, shall be resolved by binding arbitration in San Francisco, California, through any professional arbitration/mediation organization, i.e., American Arbitration Association, JAMS, etc., in accordance with their rules for resolving commercial disputes. Judgment upon any reward rendered by the arbitrator(s) may be entered in any court having jurisdiction over the parties. The parties authorize arbitrator(s) to grant equitable relief as well as monetary damages. The prevailing party, as determined by the arbitrator(s), shall be entitled to recover from the other party all costs and expenses (including reasonable attorney's fees) incurred in connection with the arbitration. All awards rendered in the arbitration shall be final, binding, and non-appealable.

Both parties have read, fully understand, and agree to the contract above.


/s/ Bruce K. Dorfman                   3/22/00
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Bruce K. Dorfman, President            Date
Wall Street Trading Group


/s/ James Roberts                      3/22/00
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James Roberts, Duly Authorized         Date
Telecom Wireless Corp.